EXHIBIT 99.1

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CryoLife’s goal is to maximize the potential of Medafor’s assets, particularly HemoStase® and the product’s underlying technology, in order to deliver greater value for Medafor and CryoLife shareholders.

In pursuit of this goal, CryoLife has acquired approximately 8 percent of Medafor common stock, based on the most recent information available from Medafor shareholders, including its founders, and is seeking to acquire full control of the company.

CryoLife has presented a compelling proposal to Medafor’s board of directors to purchase the remaining outstanding stock of Medafor for $2.00 per share in cash and CryoLife stock, and has requested that Medafor’s board enter into discussions with CryoLife about this proposal.

CryoLife has made numerous past attempts to engage with Medafor’s management and board about a potential value-creating acquisition of the company by CryoLife.  To date, Medafor has summarily rejected all of these overtures and refused to negotiate with us.  By providing our fellow Medafor shareholders with complete and timely information about our latest proposal, CryoLife hopes to encourage Medafor’s management and board to join CryoLife in negotiations.

To ensure proper consideration of its proposal, CryoLife has created this Web site and is encouraging Medafor shareholders to contact the Medafor board of directors to express their opinions regarding this proposal.

CryoLife encourages Medafor shareholders to review the materials on this Web site thoroughly and plans to post updated information as it becomes available.

For answers to frequently asked questions, please go here (link to FAQ section).  If your question is not addressed, please email medaforinfo@cryolife.com or contact Nina Devlin at 212-704-8145.

ADDITIONAL IMPORTANT INFORMATION
This document is provided for informational purposes only and is not an offer to purchase nor a solicitation of an offer to sell shares of Medafor or CryoLife. Subject to future developments, CryoLife may file a registration statement and/or tender offer documents and/or proxy statement with the SEC in connection with the proposed combination. Shareholders should read those filings, and any other filings made by CryoLife with the SEC in connection with the combination, as they will contain important information. Those documents, if and when filed, as well as CryoLife’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at CryoLife’s website at www.cryolife.com.

A Brief History of CryoLife

Founded in 1984, CryoLife was the first biomedical company to specialize in the ultra-low temperature preservation of human heart valves used for cardiac reconstruction, primarily in children born with heart defects.  Since those initial efforts, the company’s preservation technology has been expanded to include the preservation of human saphenous and femoral veins and aorto-iliac vessels for peripheral and central vascular reconstruction procedures.  The company’s proprietary processes for preserving these cardiovascular tissues have dramatically improved and enhanced the lives of tens of thousands of patients, primarily in North America.

In 1996, the company acquired the initial patents and technology for a surgical adhesive, BioGlue®, a protein hydrogel polymer, from its inventor, Nicholas Kowanko, Ph.D.  After product development and testing, it received a CE Mark approval for all countries in the European Community in 1997.  In 2001, BioGlue received FDA approval for distribution in the U.S.  Since its introduction, BioGlue has been used in more than 500,000 surgical procedures worldwide.

The company’s protein hydrogel technology platform was expanded in 2009 with the CE Mark approval of BioFoam® Surgical Matrix.  BioFoam contains an expansion agent which causes the material to expand its volume by a factor of four or five times and is intended for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen).  The development of BioFoam has been funded by a series of grants totaling $5.5 million from the United States Department of Defense.

With studies begun in 1991, Steven Goldstein, Ph.D. of our staff pushed the company into the forefront of a new approach in implantable device technology with the development of technologies that became the SynerGraft® process.  The SynerGraft decellularization process is designed to reduce cells and antigens from the implantable tissues while preserving the integrity of the tissues’ collagen matrix.  SynerGraft processed pulmonary human heart valves were cleared by the FDA in May of 2008, and SynerGraft processed pulmonary cardiac patch tissue was cleared by the FDA in August of 2009.  These tissues are routinely used by surgeons for a variety of cardiac reconstructive surgeries.

Since its early beginnings in a 2,400 sq. ft. laboratory with six employees near Hartsfield-Jackson Airport, Atlanta, Georgia, the company has grown into a multi-national company with over 390 employees and sales in over seventy countries.  The company occupies a 200,000 sq. ft. facility on a 21 acre campus in northwest Atlanta.   Its wholly-owned subsidiary, CryoLife Europa, Ltd., is located near Heathrow Airport outside of London, England, and serves as a European and Mediterranean distribution center for all of CryoLife’s cryopreserved tissues and implantable medical devices.

For more detailed information on CryoLife, log onto our web site at www.cryolife.com

ADDITIONAL IMPORTANT INFORMATION
This document is provided for informational purposes only and is not an offer to purchase nor a solicitation of an offer to sell shares of Medafor or CryoLife. Subject to future developments, CryoLife may file a registration statement and/or tender offer documents and/or proxy statement with the SEC in connection with the proposed combination. Shareholders should read those filings, and any other filings made by CryoLife with the SEC in connection with the combination, as they will contain important information. Those documents, if and when filed, as well as CryoLife’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at CryoLife’s website at www.cryolife.com.

Executive Management Team

ADDITIONAL IMPORTANT INFORMATION
This document is provided for informational purposes only and is not an offer to purchase nor a solicitation of an offer to sell shares of Medafor or CryoLife. Subject to future developments, CryoLife may file a registration statement and/or tender offer documents and/or proxy statement with the SEC in connection with the proposed combination. Shareholders should read those filings, and any other filings made by CryoLife with the SEC in connection with the combination, as they will contain important information. Those documents, if and when filed, as well as CryoLife’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at CryoLife’s website at www.cryolife.com.

Executive Management Team

[picture of Mr. Anderson]

Steven G. Anderson -   Steve is a founder of CryoLife and has served as its President and CEO since the company was founded in 1984.  Prior to founding CryoLife, Steve was the Senior Executive Vice President of Intermedics Pacemakers (now owned by Boston Scientific) from 1976 to 1982.  He has specialized in the marketing and sales of implantable medical devices since 1967, when he joined Medtronic as a sales representative in Milwaukee. He is a native of St. Paul, Minnesota, and has a B.A. in Liberal Arts from the University of Minnesota.

[picture of Mr. Lee]

D. Ashley Lee, CPA – Ashley is CryoLife’s Executive Vice President, Chief Operating Officer and Chief Financial Officer.  Ashley has been with the company for 15 years, first as its Controller, then as Vice President of Finance and Chief Financial Officer.  He was promoted to his current position in 2004.  Prior to joining the company, Ashley was the Assistant Director of Finance for Compass Retail, Inc. a subsidiary of Equitable Real Estate.  From 1987 to 1993, Ashley was a Certified Public Accountant with Ernst & Young, LLP.  Ashley received his B.S. in Accounting from the University of Mississippi.

[picture of Mr. Burris]

Jeffrey W. Burris, Esq. – Jeff is General Counsel of CryoLife.  Prior to joining CryoLife in February of 2008, Jeff was Senior Legal Counsel for Waste Management’s Southern Group with a focus on acquisitions and divestitures for four years.  He was a practicing attorney for Arnall Golden Gregory of Atlanta, Georgia, specializing in issues associated with biotechnology companies, for the six years prior to his tenure at Waste Management.  Jeff graduated Magna Cum Laude with a B.A. from the University of Tennessee, (Phi Beta Kappa) and his J.D. from the University of Chicago Law School.

[picture of Dr. Heacox]

Albert E. Heacox, Ph.D. – Al is Senior Vice President of Research and Development.  Al joined the company in 1985, served as the Director and then Vice President of Laboratory Operations and was promoted to Senior Vice President in 2004.  Prior to joining the company, he worked as a researcher for the U.S. Department of Agriculture developing methods for the cryopreservation of cells.  He received a B.A. and an M.S. in Biology from Adelphi University, a Ph.D. in Zoology from Washington State University and completed his post-doctorate in cell biology at the University at Cologne, Germany.

[picture of Mr. Seery]

Gerald B. Seery – Gerry is Senior Vice President, Sales and Marketing.  He has been with CryoLife since 1993.  He began his career with the company as Director of Vascular Marketing and was promoted to Vice President, Marketing in 1995.  In 2002, Gerry and his family moved to the United Kingdom where he served as President of CryoLife Europa, Ltd. through the summer of 2005.  He has been Senior Vice President, Sales and Marketing since October 2005.  Gerry received a B.A. from The Catholic University of America in Washington DC and an M.B.A. from Columbia University in New York.

[picture of Mr. Anderson]

Bruce G. Anderson – Bruce is the Vice President, U.S. Sales and Marketing.  He joined CryoLife in 1994 as a field technical representative in Tennessee.  During his time at the company he has been a Product Manager for Cardiac Technologies, Director of Global Cardiovascular Marketing, Director of Cardiovascular Field Services, Director and then Senior Director of U.S. Sales and Marketing.  He was promoted to Vice President in 2008.  Prior to joining the company, Bruce was an Account Executive at Dun & Bradstreet for four years.  Bruce received his B.A. from the University of South Florida.

[picture of Mr. Capps]

Scott B. Capps – Scott is Vice President of Clinical Research and is responsible for overseeing and implementing clinical trials to achieve FDA and International approvals of CryoLife’s products.  In 1995, he joined CryoLife as Project Engineer for the allograft heart valve program and was promoted to Director, Clinical Research in 1999.  Scott and his family moved to the United Kingdom in 2003 where Scott served as Director of European Clinical Affairs until 2005 and then as Vice President, General Manager of CryoLife Europa, Ltd. until 2007.  He received his Bachelor of Industrial Engineering from the Georgia Institute of Technology and his M.S. in Bioengineering from Clemson University.

[picture of Mr. Fronk]

David M. Fronk – Dave is the Vice President of Regulatory Affairs and Quality Assurance of CryoLife.  He was Vice President of Clinical Research at CryoLife from 1998 to 2005 when he assumed his present position.  Prior to joining CryoLife in 1992, he held research and product development positions at Baxter Healthcare Corporation and Zimmer, Inc.  He has specialized in the product development and regulatory affairs of implantable medical devices for the past 23 years.  He received his B.S. in Mechanical Engineering and his M.S. in Biomedical Engineering from Ohio State University.

[picture of Mr. Gridley]

Richard C. Gridley – Rich is Vice President of International Sales and Marketing.  Rich joined the company in 2005 and has served in various positions within the sales and marketing areas.  He was promoted to Vice President in 2008.  Rich has 15 years of experience in sales and marketing.  Prior to joining the company, he held various positions at 3M Company, Global Link Logistics and Teleflex Medical.  He received his Bachelor of Arts degree in Political Science from Winthrop University in 1994.

[picture of Mr. Neja]

Timothy M. Neja – Tim is Vice President of Laboratory Operations and has been with CryoLife since 1997.  Prior to joining CryoLife, he spent nine years at Armour Pharmaceuticals/Centeon, with responsibilities for various aspects of the manufacturing of human plasma derived biopharmaceuticals.  He is certified as a Tissue Banking Specialist by the American Association of Tissue Banks.  Tim has a B.A. in Economics and Chemistry from Knox College, an M.S. in Analytical Chemistry from Governors State University, and an M.B.A. from the University of Chicago Graduate School of Business.

[picture of Dr. Northrup]

William F. Northrup III, M.D. – Bill is Vice President of Physician Relations and Education.  Prior to joining the company in 2008, he spent nearly three decades in clinical practice in the Twin Cities of Minneapolis and St. Paul, Minnesota focused primarily on heart valve reconstruction.  At CryoLife he is expanding the use of biological simulators and e-learning tools to provide basic training in aortic root surgery through Aortic Allograft Workshops, Ross Summits, Ross Community website and guest lectureships and workshops.  He received his M.D. from the University of Southern California and his General and Thoracic Surgical Residency training at the University of Minnesota.

[picture of Ms. Horton]

Amy D. Horton, CPA – Amy has served as Chief Accounting Officer of CryoLife since 2006.  She has been with the company since January 1998, serving as Controller from April of 2000 to August of 2006 and as Assistant Controller prior to that.  From 1993 to 1998, Amy was employed as a Certified Public Accountant with Ernst & Young, LLP.  She received her B.S. and Master’s degrees in Accounting from Brigham Young University in Provo, Utah.

CryoLife Europa, Ltd.

[picture of Dr. Hollinworth]

David N. Hollinworth, Ph.D. – David is Vice President and General Manager of CryoLife Europa, Ltd.  David has specialized in the marketing and development of implantable medical devices for eleven years.  Prior to joining CryoLife in 2007, David was the CEO of Chameleon BioSurfaces, a start-up cardiology company.  He worked with Medtronic from 1997 to 2003, first as the U.K. Marketing Manager and then as the European Market Development Manager.  David holds an M.B.A. from the London Business School and a Ph.D. in biochemistry from the University of Bristol in the U.K.

Press Release

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee
Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Phone: 770-419-3355

Nina Devlin
Edelman
Phone: 212-704-8145

CryoLife Becomes Largest Shareowner of Medafor, Inc. and Proposes Combination Between the Two Companies

ATLANTA, GA (January 13, 2010) -- CryoLife, Inc. (NYSE: CRY), an implantable biological medical device and cardiovascular tissue processing company, announced today that it has purchased approximately 1.6 million shares of Medafor’s common stock from Medafor’s founders and certain principal shareholders for approximately $2.00 per share.  Based on the most recent information available to CryoLife, these shares represent approximately 8 percent ownership of Medafor.  CryoLife currently has the exclusive right to distribute Medafor’s MPH® polysaccharide hemostatic technology under the private label HemoStase® within the U.S. for use in cardiac and vascular surgery and in many international markets for cardiac, vascular, and general surgery, subject to certain exclusions.  CryoLife achieved $6 million in sales of HemoStase in 2009.  With its purchase of these shares of Medafor common stock, CryoLife believes that it is now the largest single shareholder of Medafor, in addition to being Medafor’s largest distributor.

In addition, on January 13, 2010, CryoLife sent a letter to Medafor’s management and board requesting to enter into discussions with them regarding a potential acquisition by CryoLife of the remaining outstanding common stock of Medafor for $2.00 per share in cash and CryoLife stock.  A copy of this letter can be found near the end of this press release.

Steven G. Anderson, CryoLife’s chairman, president and chief executive officer, said, “We have acquired this significant stake in Medafor as a first step in our efforts to acquire full control of HemoStase and the hemostatic technology on which it is based in order to help realize its significant, untapped growth potential.  This technology serves as a perfect complement to our BioGlue® technology, allowing us to offer surgeons a full range of products to assist them in controlling and preventing bleeding.  We believe this technology has tremendous untapped growth potential, provided Medafor is able to surmount the capital constraints currently facing the company, obtain the liquidity needed to invest in the technology’s market rollout, and put in place the skilled management necessary to oversee the technology’s development.  We believe that a combination with CryoLife can help Medafor overcome these obstacles and create greater value for both companies and their shareholders.”

Mr. Anderson continued, “We have presented Medafor with a proposal that represents full and fair value, reflecting both the upside from the growth potential of HemoStase and related products, as well as the downside presented by the IP restrictions on this product.  We believe that our proposal also represents a significant premium to the price at which Medafor’s own board and management have recently offered to convert debt into equity.  We also believe that our offer would provide Medafor shareholders with certain value through a cash component, as well as the opportunity to participate in future upside through continued ownership of the combined company under CryoLife leadership.  Our proposal would also minimize the dilution that would otherwise likely result from Medafor repeatedly accessing traditional capital markets in the absence of such a combination.”

“CryoLife has made numerous past attempts to engage with Medafor’s management and board about a potential value-creating acquisition of the company by CryoLife.  To date, Medafor has summarily rejected all of our overtures and refused to negotiate with us.  By providing our fellow Medafor shareholders with complete and timely information about our latest proposal, we hope to encourage Medafor’s management and board to join CryoLife in negotiations,” concluded Mr. Anderson.

Medafor shareholders can find additional information about CryoLife and its proposal to acquire Medafor at www.cryolife.com/medaforoffer.

The full text of CryoLife’s most recent letter to the Medafor board of directors follows:

January 13, 2010

VIA FEDEX

Michael F. Pasquale, Chairman of the Board
Medafor, Inc.

Dear Michael:

I am writing to inform you that CryoLife has purchased approximately 1.6 million shares of Medafor common stock and, concurrently with this letter, has notified Medafor of this purchase and requested the issuance of those shares to CryoLife.

As you know, CryoLife has been interested for some time in negotiating an acquisition of Medafor by CryoLife, and we have made multiple past attempts to engage you in discussions about a potential combination.

CryoLife has great regard for your hemostatic technology and believes it has significant, untapped growth potential; however, we do not believe that Medafor has the resources to maximize this potential on its own given the capital and other constraints facing the company.  I believe that our financial strength, strong direct sales force, international distribution network, and experienced management team would allow us to drive additional growth of HemoStase® and related products, beyond Medafor’s capabilities, and deliver value to both CryoLife and Medafor stockholders.  We believe that Medafor’s hemostatic technology serves as a perfect complement to CryoLife’s BioGlue® technology, and a combination of our companies would allow us to offer surgeons a full range of products to assist them in controlling and preventing bleeding.

Given the strategic logic for this transaction, we are proposing to acquire all of Medafor’s remaining outstanding shares for $2.00 per share in cash and stock, subject to completion of reasonable due diligence.  We believe our offer is both fair and generous and provides an opportunity for Medafor shareholders to receive immediate and certain value through a cash component, as well as the opportunity to participate in future upside through continued ownership of the combined company.

The price we are offering represents a significant premium to that which we understand Medafor’s management and board have recently offered to convert debt into equity and is equivalent to the value at which recent stock transactions have taken place.  It is also in line with the valuations of comparable public companies and with recent comparable publicly disclosed M&A transactions.

In the course of a negotiated transaction, and as part of our due diligence efforts, CryoLife will of course be willing to take into consideration any factors that we may not have accounted for when undertaking our valuation analysis, including any updated financial information.

This is a great opportunity for both our companies, and I urge you and your board to begin a dialogue with us as soon as possible so that we can begin to share our vision with you.  We believe that the sooner the parties are able to reach agreement on a combination, the easier the transaction between the parties will be and the sooner we will be able to create value for both Medafor and CryoLife shareholders.

We believe that we can achieve much more together than Medafor will be able to achieve on its own, and regardless of our prior history, as your largest shareholder, we must now work together to realize the greatest value for our shareholders.  Please contact me as soon as possible to discuss this proposal.

I look forward to speaking with you soon, and I feel certain that we can reach a mutually beneficial agreement.

Very truly yours,

Steven G. Anderson,
President, CEO and Chairman of the Board

cc:           Board of Directors of Medafor
Gary J. Shope

ADDITIONAL IMPORTANT INFORMATION

This announcement is provided for informational purposes only and is not an offer to purchase nor a solicitation of an offer to sell shares of Medafor or CryoLife.  Subject to future developments, CryoLife may file a registration statement and/or tender offer documents and/or proxy statement with the SEC in connection with the proposed combination.  Shareholders should read those filings, and any other filings made by CryoLife with the SEC in connection with the combination, as they will contain important information.  Those documents, if and when filed, as well as CryoLife’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at CryoLife’s website at www.cryolife.com.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  The Company’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  The Company's BioFoam® Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  BIOGLUE Aesthetic™ Medical Adhesive is CE marked in the European Community for periosteal fixation following endoscopic browplasty (brow lift) in reconstructive plastic surgery and is distributed by a third party for this indication.  CryoLife distributes HemoStase, a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in many international markets for cardiac, vascular, and general surgery, subject to certain exclusions.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding our efforts to acquire full control of HemoStase and Medafor’s hemostatic technology, our belief that such an acquisition would enable us to drive additional growth of HemoStase and related products, and deliver earnings and revenue growth for CryoLife and Medafor shareholders.  These future events may not occur as and when expected, if at all, and, together with our business, are subject to various risks and uncertainties.  These risks and uncertainties include that any transaction with Medafor may not occur due to circumstances and events beyond our control, including legal impediments, we may not be able to realize the anticipated benefits of a transaction with Medafor, our plans to acquire Medafor may change, and Medafor’s management may act in ways that differ from our current expectations.  Also, the success of any transaction between CryoLife and Medafor is subject to risks facing both companies.  These risks include that CryoLife is significantly dependent on revenues from BioGlue and there are a variety of risks affecting BioGlue, CryoValve SG pulmonary heart valves and other SynerGraft processed tissues and products may not be accepted by the marketplace, the CryoValve SG pulmonary heart valve has a one year shelf life, the CryoPatch SG has a one year shelf life, we are dependent on the availability of sufficient quantities of tissue from human donors, the CryoValve SG pulmonary heart valve post-clearance study requested by the FDA may not provide the expected positive results, our products and tissues we process and preserve have allegedly caused and may in the future cause injury to patients, and we have been and may be exposed to tissue processing and product liability claims and additional regulatory scrutiny as a result, the possibility that the FDA could impose additional restrictions on our operations, issue a 483, or warning letter, or require a recall, or prevent us from processing and distributing tissues or manufacturing and distributing other products, our failure to adequately comply with government regulations could result in loss of revenues and customers as well as additional compliance expense, our ability to borrow under our credit facility may be limited, the credit facility limits our ability to pursue significant acquisitions, the financial and credit liquidity crisis may adversely affect our ability to borrow money or raise capital, the current economic crisis and future economic crises may adversely affect our business and financial condition, there are limitations on our use of net operating loss carry-forwards that could result in our inability to use them fully or at all, adverse regulatory action outside of the U.S. could affect our business, physicians have been and may be reluctant to implant or use our preserved tissues or products, our existing insurance policies may not be sufficient to cover our actual claims liability, current economic conditions may impact demand for our tissues and products, intense competition may affect our ability to operate profitably, we may be unable to obtain adequate insurance at a reasonable cost or at all, uncertainties related to patents and protection of proprietary technology may adversely affect the value of our intellectual property, uncertainties related to patents and protection of proprietary technology for products distributed by us may adversely affect our ability to distribute those products, we are dependent on key personnel, we may not be successful in obtaining necessary clinical results and regulatory approvals for products and services in development, and our new products and services may not achieve market acceptance, we may be unable to effectively leverage our existing sales force to sell HemoStase, the lawsuit we filed against Medafor regarding our distribution agreement with Medafor may continue to adversely impact our relationship with Medafor and could hamper or prevent us from distributing HemoStase, Medafor may in the future attempt to terminate our distribution agreement, rapid technological change could cause our services and products to become obsolete, extensive government regulation may adversely affect our ability to develop and sell products and services, we have experienced operating losses and negative cash flows in the past, and we must continue to address the underlying causes in order to continue to operate profitably and generate positive cash flows, investments in new technologies and acquisitions of products or distribution rights may not be successful, if we are not successful in expanding our business activities in international markets, we will be unable to pursue one of our strategies for increasing our revenues, continued deflation of foreign currencies relative to the U.S. dollar could materially and adversely impact our foreign revenues, and future healthcare policies, healthcare reimbursement methods, and healthcare reimbursement policies may affect the availability, amount, and timing of our revenues, financial condition, and profitability.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K filing for the year ended December 31, 2008, our Form 10-Q filing for the quarter ended March 31, 2009, our Form 10-Q filing for the quarter ended June 30, 2009, our Form 10-Q filing for the quarter ended September 30, 2009, and the Company's other SEC filings.  Medafor’s business is also subject to a number of risks, including the risk that HemoStase does not have adequate intellectual property protection, that additional regulatory approvals may not be obtained in a timely fashion, if at all, and that product liability lawsuits could be filed in connection with the use of HemoStase.  In addition, the acquisition of Medafor by CryoLife, if it occurs, could result in unexpected costs or liabilities to CryoLife due to potential non-compliance by Medafor under applicable laws and regulations, although CryoLife is currently not aware of any material non-compliance, or due to other factors that we are not currently able to predict, as we have not had the opportunity to perform a due diligence review with respect to Medafor.  The Company does not undertake to update its forward-looking statements.  In addition, the calculation of the estimated percentage of Medafor’s outstanding shares owned by CryoLife is based on 20,340,314 shares outstanding, the number of outstanding shares shown in Medafor’s audited financial statements for its fiscal year ended December 31, 2008.  This calculation does not take into account any shares that may have been repurchased or issued by Medafor since that date, including any shares issued in connection with the conversions of debt attempted by Medafor in late 2009.  As a result, CryoLife’s actual percentage ownership of Medafor’s outstanding common stock may be greater or less than 8%.  If the debt conversions were successful, it is possible that our actual percentage ownership is significantly less than 8%.

For additional information about the company, visit CryoLife’s Web site:
 www.cryolife.com.

END

FAQ

ADDITIONAL IMPORTANT INFORMATION
This document is provided for informational purposes only and is not an offer to purchase nor a solicitation of an offer to sell shares of Medafor or CryoLife. Subject to future developments, CryoLife may file a registration statement and/or tender offer documents and/or proxy statement with the SEC in connection with the proposed combination. Shareholders should read those filings, and any other filings made by CryoLife with the SEC in connection with the combination, as they will contain important information. Those documents, if and when filed, as well as CryoLife’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at CryoLife’s website at www.cryolife.com.

Frequently Asked Questions

• Why is CryoLife acquiring a stake in Medafor?
• How much of Medafor does CryoLife now own?
• What are the terms of the proposal CryoLife made most recently to Medafor?
• Why did CryoLife choose to make this proposal public?
• Is the proposal made to the Medafor board available to Medafor shareholders?
• How does CryoLife intend to effect an acquisition of Medafor without agreement from their management/board given that Medafor is a private company?
• Why should Medafor sell itself to CryoLife?
• How has Medafor failed to help HemoStase reach its full potential? What will CryoLife do differently?
• How did CryoLife come to this current proposal?
• Does CryoLife’s Medafor stake give CryoLife any additional powers outside those of a normal shareholder?
• What are CryoLife’s next steps?
• When does CryoLife plan to communicate with Medafor shareholders?
• What is the timing for this process?
• Who can shareholders contact if they have questions?

Why is CryoLife acquiring a stake in Medafor?

We have acquired this significant stake in Medafor as a first step in our efforts to acquire full control of HemoStase and Medafor’s hemostatic technology.  We are taking this step in order to help HemoStase and related products realize their full potential.  If we are successful, we believe that our experienced management team, strong direct sales force, international distribution network, and financial strength will allow us to drive additional growth of HemoStase and related products, and create value for CryoLife and Medafor shareholders.  In the event we are unable to acquire control of Medafor in the near term, we believe we will be able to recover the value of this investment in the future.

How much of Medafor does CryoLife now own?

CryoLife believes it owns approximately 8 percent of the outstanding Medafor common stock and that it is now the largest single shareholder of Medafor, in addition to being Medafor’s largest distributor.

What are the terms of the proposal CryoLife made most recently to Medafor?

On January 13, 2010, CryoLife sent a letter to Medafor’s management and board requesting to enter into discussions with them regarding a potential acquisition by CryoLife of the remaining outstanding common stock of Medafor for $2.00 per share in a combination of cash and CryoLife stock, subject to completion of reasonable due diligence.   This would provide Medafor shareholders with certain value through a cash component, as well as the opportunity to participate in future upside through continued ownership of the combined company under CryoLife leadership.

We believe this proposal to Medafor represents full and fair value, reflecting both the upside from the growth potential of HemoStase and the product’s underlying technology, as well as the downside presented by the IP restrictions on this product.

Our proposal also represents a significant premium to the price at which we believe Medafor’s own board and management have recently offered to convert debt into equity.

Why did CryoLife choose to make this proposal public?

CryoLife has made every effort to work with Medafor as partners in an amicable and productive manner.  We have made numerous attempts to engage with Medafor’s management and board about a potential value-creating acquisition of the company by CryoLife.  To date, Medafor has summarily rejected all of our overtures and refused to negotiate with us.  By providing our fellow Medafor shareholders with complete and timely information about our proposal, we hope to encourage Medafor’s management and board to come to the table.

Is the proposal made to the Medafor board available to Medafor shareholders?

Not at this time.  It is our hope that by making our proposal public, we will encourage Medafor’s management and board to engage in discussions with us, or at least remove any legal barriers that would prevent us from purchasing additional shares from Medafor shareholders.

How does CryoLife intend to effect an acquisition of Medafor without agreement from their management/board given that Medafor is a private company?

It is our hope that having demonstrated our commitment to a value-creating transaction by publicly announcing our proposal, Medafor’s management and board will agree to engage in discussions with us.  Further, we believe that as a substantial shareholder of Medafor, we have a right to a voice in Medafor’s management, and we will exercise that right to its fullest potential in order to remove any impediments that currently block Medafor shareholders from being able to sell their shares to us.  If necessary, we may consider additional actions to facilitate a transaction with Medafor that would not require the approval of current board members.

Why should Medafor sell itself to CryoLife?

Medafor needs to accelerate its rollout of HemoStase and the underlying hemostatic technology.  Such a rollout inherently requires a significant outlay of capital.  We think CryoLife can facilitate this rollout in a way that would prevent the need for repeatedly accessing traditional equity markets.  Accessing equity markets will likely produce unnecessary further dilution for Medafor’s current shareholders.  We note that current management has increased outstanding shares by almost 13 million shares since 2005 (at that time there were only 7.7 million shares outstanding), and has not been able to generate an exit strategy that provides value to existing Medafor shareholders.  At the same time, as Medafor’s largest distributor, we feel that integrating our two companies would produce the greatest revenue growth and profitability for this technology, and increase returns for both Medafor and CryoLife shareholders.

How has Medafor failed to help HemoStase reach its full potential?  What will CryoLife do differently?

Medafor has failed to maximize the potential of HemoStase and the product’s underlying technology for its shareholders.  Medafor’s capital constraints prevent it from conducting significant research and development and investing in its sales force and distribution network in a meaningful way.  With significantly greater resources, CryoLife would remedy this.

Our management team has over 150 years combined experience in the medical device business.   We have a direct sales force in the U.S. and an international distribution network comprised of both direct employees and third party representatives who are focused on cardiac, vascular and general surgeons.  HemoStase is a perfect complement to CryoLife’s BioGlue technology; together BioGlue and HemoStase offer a full range of products to our surgeon customers to assist them in the control and prevention of bleeding.  We have already demonstrated our ability to sell HemoStase (having achieved $6 million in sales in 2009) and have the resources available to us to ensure that HemoStase and related products properly penetrate the market.

How did CryoLife come to this current proposal?

The proposal price results from a detailed analysis of Medafor, its products, and the market conducted by CryoLife in conjunction with its financial and legal advisors.  The valuation is consistent with comparable company valuations, similar M&A transactions, and other relevant metrics and methodologies.  We believe our proposal to Medafor represents full and fair value, reflecting both the upside from the growth potential of HemoStase and the product’s underlying technology, as well as the downside presented by the IP restrictions on this product.  Of course, our analysis is based upon the best information available to us.  We remain open to negotiating our proposal further with Medafor’s management and board, and have indicated our desire to enter into discussions and consider further information about Medafor.   Any final offer will be contingent upon the conclusion of reasonable due diligence

Does CryoLife’s Medafor stake give CryoLife any additional powers outside those of a normal shareholder?

Minnesota corporate law gives special rights to persons who own 3% or more of the common stock in Medafor.  Thus, CryoLife has the right to propose amendments to the Articles of Incorporation or bylaws of Medafor at a regularly scheduled meeting of shareholders, and if a meeting has not been held during the last 15 months, CryoLife can demand one.

What are CryoLife’s next steps?

We hope to begin negotiations with the Medafor board.  If necessary, however, we may consider additional actions to facilitate a transaction with Medafor that would not require the approval of current board members.

When does CryoLife plan to communicate with Medafor shareholders?

Outside of this information, if we are unable to meet with or reach agreement with the Medafor board in a timely fashion, we plan to communicate with Medafor shareholders about our offer for Medafor and our strategy for the company going forward at a future date.

What is the timing for this process?

If Medafor’s board agrees to negotiate with us and we ultimately reach agreement, we believe this process could take several months.  If Medafor’s board refuses to negotiate with us, then we will evaluate our options.

Who can shareholders contact if they have questions?

You may contact Nina Devlin at Edelman at 212-704-8145 for more information.  You may also leave a question at the following email address medaforinfo@cryolife.com and someone will contact you.

Statements made in this document that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding future actions we may take with respect to Medafor, our efforts to acquire full control of HemoStase and Medafor’s hemostatic technology, our ability to help HemoStase realize its full potential and drive additional sales of HemoStase and related products, and create value and increase returns for CryoLife and Medafor shareholders, our belief that we will be able to recover the value of our investment in Medafor, our plans to communicate with Medafor shareholders about our offer for Medafor and our strategy for the company going forward at a future date, and our beliefs regarding the potential timing of a transaction.  These future events may not occur as and when expected, if at all, and, together with our business, are subject to various risks and uncertainties.  These risks and uncertainties include that any transaction with Medafor may not occur or may be delayed due to circumstances and events beyond our control, including legal impediments, we may not be able to realize the anticipated benefits of a transaction with Medafor, our plans to acquire Medafor may change, our plans to communicate publicly regarding the proposed transaction may change and may be influenced by various legal and regulatory considerations, and Medafor’s management may act in ways that differ from our current expectations.  The timing of and our ability to communicate with Medafor shareholders may be impacted by the actions of Medafor management.  Also, the success of any transaction between CryoLife and Medafor is subject to risks facing both companies.  These risks include that CryoLife is significantly dependent on revenues from BioGlue and there are a variety of risks affecting BioGlue, CryoValve SG pulmonary heart valves and other SynerGraft processed tissues and products may not be accepted by the marketplace, the CryoValve SG pulmonary heart valve has a one year shelf life, the CryoPatch SG has a one year shelf life, we are dependent on the availability of sufficient quantities of tissue from human donors, the CryoValve SG pulmonary heart valve post-clearance study requested by the FDA may not provide the expected positive results, our products and tissues we process and preserve have allegedly caused and may in the future cause injury to patients, and we have been and may be exposed to tissue processing and product liability claims and additional regulatory scrutiny as a result, the possibility that the FDA could impose additional restrictions on our operations, issue a 483, or warning letter, or require a recall, or prevent us from processing and distributing tissues or manufacturing and distributing other products, our failure to adequately comply with government regulations could result in loss of revenues and customers as well as additional compliance expense, our ability to borrow under our credit facility may be limited, the credit facility limits our ability to pursue significant acquisitions, the financial and credit liquidity crisis may adversely affect our ability to borrow money or raise capital, the current economic crisis and future economic crises may adversely affect our business and financial condition, there are limitations on our use of net operating loss carry-forwards that could result in our inability to use them fully or at all, adverse regulatory action outside of the U.S. could affect our business, physicians have been and may be reluctant to implant or use our preserved tissues or products, our existing insurance policies may not be sufficient to cover our actual claims liability, current economic conditions may impact demand for our tissues and products, intense competition may affect our ability to operate profitably, we may be unable to obtain adequate insurance at a reasonable cost or at all, uncertainties related to patents and protection of proprietary technology may adversely affect the value of our intellectual property, uncertainties related to patents and protection of proprietary technology for products distributed by us may adversely affect our ability to distribute those products, we are dependent on key personnel, we may not be successful in obtaining necessary clinical results and regulatory approvals for products and services in development, and our new products and services may not achieve market acceptance, we may be unable to effectively leverage our existing sales force to sell HemoStase, the lawsuit we filed against Medafor regarding our distribution agreement with Medafor may continue to adversely impact our relationship with Medafor and could hamper or prevent us from distributing HemoStase, Medafor may in the future attempt to terminate our distribution agreement, rapid technological change could cause our services and products to become obsolete, extensive government regulation may adversely affect our ability to develop and sell products and services, we have experienced operating losses and negative cash flows in the past, and we must continue to address the underlying causes in order to continue to operate profitably and generate positive cash flows, investments in new technologies and acquisitions of products or distribution rights may not be successful, if we are not successful in expanding our business activities in international markets, we will be unable to pursue one of our strategies for increasing our revenues, continued deflation of foreign currencies relative to the U.S. dollar could materially and adversely impact our foreign revenues, and future healthcare policies, healthcare reimbursement methods, and healthcare reimbursement policies may affect the availability, amount, and timing of our revenues, financial condition, and profitability.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K filing for the year ended December 31, 2008, our Form 10-Q filing for the quarter ended March 31, 2009, our Form 10-Q filing for the quarter ended June 30, 2009, our Form 10-Q filing for the quarter ended September 30, 2009, and the Company's other SEC filings.  Medafor’s business is also subject to a number of risks, including the risk that HemoStase does not have adequate intellectual property protection, that additional regulatory approvals may not be obtained in a timely fashion, if at all, and that product liability lawsuits could be filed in connection with the use of HemoStase.  In addition, the acquisition of Medafor by CryoLife, if it occurs, could result in unexpected costs or liabilities to CryoLife due to potential non-compliance by Medafor under applicable laws and regulations, although CryoLife is currently not aware of any material non-compliance, or due to other factors that we are not currently able to predict, as we have not had the opportunity to perform a due diligence review with respect to Medafor.  The Company does not undertake to update its forward-looking statements.  In addition, the calculation of the estimated percentage of Medafor’s outstanding shares owned by CryoLife is based on 20,340,314 shares outstanding, the number of outstanding shares shown in Medafor’s audited financial statements for its fiscal year ended December 31, 2008.  This calculation does not take into account any shares that may have been repurchased or issued by Medafor since that date, including any shares issued in connection with the conversions of debt attempted by Medafor in late 2009.  As a result, CryoLife’s actual percentage ownership of Medafor’s outstanding common stock may be greater or less than 8%.  If the debt conversions were successful, it is possible that our actual percentage ownership is significantly less than 8%.